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                     SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, DC  20549


                                  FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934





                          Jan Bell Marketing, Inc.
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           (Exact Name of Registrant as Specified in Its Charter)


               Delaware                                      59-2290953
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State of Incorporation or Organization)                   (I.R.S. Employer
                                                         Identification No.)


13801 N.W. 14th St.   Sunrise, FL                              33323
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(Address of Principal Executive Offices                      (Zip Code)


     If this Form relates to the          If this Form relates to the
     registration of a class of debt      registration of a class of debt
     filing pursuant to General           securities and is effective upon
     securities and is to become          effective simultaneously with
     Instruction A(c)(1) please           the effectiveness of a concurrent
     check the following.                 registration statement under the
                            ----          Securities Act of 1933 pursuant
                                          to General Instruction A(c)(2)
                                          please check the following.
                                                                       ------


      Securities to be registered pursuant to Section 12(b) of the Act:


    Title of Each Class                  Name of Each Exchange on Which
    to be so Registered                  Each Class is to be Registered
    -------------------                  ------------------------------


           Warrants                          American Stock Exchange
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                            INFORMATION REQUIRED IN
                             REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          The securities to be registered consist of 700,000 issued and outstanding warrants whereby each warrant entitles the holder to purchase one share of voting common stock (par value $.0001) of Jan Bell Marketing, Inc. (the "Company" or "Jan Bell") at an exercise price of $24.70 (the "Purchase Price). The warrants expire on December 16, 1998. The warrant agent is the Trust Company Bank, a Georgia corporation.

          The warrants represented by warrant certificates are freely tradeable after December 16, 1995 and are listed on the American Stock Exchange. The registered holder of any Warrant Certificate may exercise the Warrants it evidences in whole or in part at any time, but only in multiples which permit the Company to issue one or more full shares of Common Stock, by surrendering the Warrant Certificate with the form of election to purchase on the reverse side of the Warrant Certificate duly executed, to the Warrant Agent at the principal office of the Warrant Agent in Atlanta and State of Georgia, at or before 5:00 P.M. Atlanta time on December 16, 1998 (the "Expiration Date") together with payment of the Purchase Price for each share of Common Stock as to which the Warrants are exercised.

          When the Warrant Agent receives a Warrant Certificate with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the shares to be purchased and an amount equal to any applicable transfer tax in cash, or by certified check, bank draft or postal or express money order payable to the order of the Company, the Warrant Agent will (i) promptly obtain from a transfer agent of the Common Stock of the Company, certificates for the number of whole shares of Common Stock to be purchased and the Company irrevocably authorizes its transfer agent to comply with all these requests and (ii) promptly after receipt of those certificates, deliver them to or as directed by the registered holder of the Warrant Certificate registered in the name or names designated by the holder.

          Each person in whose name a certificate for shares of Common Stock is issued upon the exercise of Warrants will for all purposes be deemed to have become the holder of record of the Common Stock on, and the certificate will be dated, the date when the Warrant Certificate evidencing the Warrants was surrendered for exercise, except that if the date of the surrender is a date when the Common Stock transfer books of the Company are closed, the person will be deemed to have become the record holder of the shares on, and the certificates will be dated, the next succeeding business day when the Common Stock transfer books of the Company are open. The holder of a Warrant Certificate will not, until the warrants are exercised, be entitled to any rights of a shareholder of the Company with respect to shares for which the Warrants are exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and will not be entitled to receive any notice of any proceedings of the Company.

          The Purchase Price, the number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment upon the occurrence of certain events, including the issuance of voting common shares at less than a current market price, the issuance of voting common shares by way of dividend and the subdivision or reclassification of voting common shares.


ITEM 2.  EXHIBITS.

          1. Warrant Agreement dated as of December 16, 1993 between Jan Bell and Trust Company Bank.

          2.  Form of Warrant.
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                                      SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                     Jan Bell Marketing, Inc.
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Date  December 13, 1995              By   /s/ Richard W. Bowers
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                                          Richard W. Bowers
                                          Senior Executive Vice President